As filed with the Securities and Exchange Commission on June 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Fox Factory Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	26-1647258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6634 Hwy 53
Braselton, GA 30517
(Address of Principal Executive Offices) (Zip Code)

Fox Factory Holding Corp. Deferred Compensation Plan
(Full title of the plan)

Toby D. Merchant, Esq.	Copy to:
Chief Legal Officer and Secretary	Jordan Hirsch, Esq.
Fox Factory Holding Corp.	Hunton Andrews Kurth LLP
6634 Hwy 53	600 Travis Street, Suite 4200
Braselton, Georgia 30517	Houston, Texas 77002
(831) 274-6500	(731) 220-4200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$20,000,000	100%	$20,000,000	$2,182
(1) The deferred compensation obligations are general unsecured obligations of Fox Factory Holding Corp. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Fox Factory Holding Corp. Deferred Compensation Plan (the “Plan”).
(2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The amount of deferred compensation obligations registered hereunder is based on an estimate of the amount of compensation that participants may defer under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a)l.xc1 PROSPECTUS
The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant incorporates by reference the following documents, which the Registrant previously filed with the Commission (File No. 001-36040) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which are made part of this Registration Statement (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):
(i)The Registrant’s Annual Report on Form 10-K for the year ended January 1, 2021 (including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 23, 2021, specifically incorporated by reference therein);
(ii)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2021; and
(iii)The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 25, 2021 (Item 5.02), May 6, 2021 (Item 5.02), May 6, 2021 (Form 8-K/A), May 7, 2021 and May 11, 2021.
All documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rule). Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.    Description of Securities.
Under the Plan, certain employees of the Registrant or certain of its subsidiaries and non-employee directors on the board of directors (the “Board”) of the Registrant (each, a “Participant”) may defer receipt of the Participant’s base compensation and bonus compensation to a future distribution date or event, subject to any minimum or maximum amounts established by the individual(s) or committee that is appointed, and may be removed, by the Compensation Committee of the Board to administer the Plan (the “Plan Committee”). Participant deferrals of base compensation and bonus compensation are 100% vested at all times. The Plan also allows for discretionary contributions by the Registrant, in the Registrant’s sole discretion, which will vest according to the vesting schedule established by the Plan Committee or upon a change in control of the Registrant.
The Registrant’s obligations with respect to such deferred compensation under the Plan (the “Obligations”) are general unsecured obligations to pay such compensation in the future in accordance with the terms of the Plan, and will rank equally in right of payment with the Registrant’s other unsecured and unsubordinated indebtedness from time to time outstanding.
The form and amount of compensation to be deferred by each Participant will be determined based upon the deferral election of each Participant and in accordance with the terms of the Plan. Compensation deferred pursuant to the Plan is credited by book entry to a Participant’s account, together with any discretionary contributions by the Registrant, as set forth in the Plan. Each Participant’s account is a bookkeeping account only, the returns on which are measured by the performance of such Participant’s deemed investment vehicles.

The Registrant has entered into an agreement (the “Trust Agreement”) pursuant to which Bank of America, N.A. will serve as the trustee of a trust (“Trust”) to be used as a vehicle for accumulating assets to pay benefits under the Plan. The assets held by the Trust shall be invested and distributed in accordance with the terms of the Plan and the Trust Agreement. The Trust is intended to be a rabbi trust and the assets of the Trust will at all times be subject to the claims of the Registrant’s or its applicable subsidiary’s general creditors. Notwithstanding the existence of the Trust, the Plan is intended to be “unfunded” for purposes of the Employee Retirement Income Security Act of 1976, as amended, and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.
The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, except in the event of separation from service, death, disability or, at the Participant’s request, an unforeseeable emergency within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as described in the Plan. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Except as expressly provided in the Plan, no Participant may transfer, alienate or otherwise encumber the Participant’s interest in the Plan. The Obligations under the Plan are not assignable or transferable. There is no trading market for the Obligations. The Obligations will not have the benefit of any lien on any specific property of the Registrant.
The Registrant may amend or terminate the Plan at any time in accordance with its terms and Section 409A of the Code. The foregoing summary of the Plan is qualified in its entirety by reference to the Plan document.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant’s Amended and Restated Certificate of Incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.
Further, the Registrant has entered into indemnification agreements with each of the Registrant’s directors and certain of the Registrant's officers and selected advisors that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify such directors, officers and advisors against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by such individuals in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and officers and as the Registrant’s advisors.
The limitation of liability and indemnification provisions included in the Registrant’s Amended and Restated Certificate of Incorporation and in indemnification agreements that the Registrant entered into with its directors and certain of its officers may discourage stockholders from bringing a lawsuit against such directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against such directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against such directors and officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and certain of its officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on September 19, 2013).
4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed on September 19, 2013).
5.1*	Opinion of Hunton Andrews Kurth LLP.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).
99.1*	Fox Factory Holding Corp. Deferred Compensation Plan.
*filed herewith
Item 9.    Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Braselton, State of Georgia, on June 29, 2021.

FOX FACTORY HOLDING CORP.
By:	/s/ Toby D. Merchant
Name:	Toby D. Merchant
Title:	Chief Legal Officer and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, hereby constitute and appoint Michael C. Dennison, Scott R. Humphrey and Toby D. Merchant, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ Michael C. Dennison	Chief Executive Officer and Director	June 29, 2021
Michael C. Dennison	(Principal Executive Officer)

/s/ Scott R. Humphrey	Chief Financial Officer and Treasurer	June 29, 2021
Scott R. Humphrey	(Principal Financial and Accounting Officer)

/s/ Dudley W. Mendenhall	Chair of the Board	June 29, 2021
Dudley W. Mendenhall

/s/ Thomas E. Duncan	Director	June 29, 2021
Thomas E. Duncan

/s/ Elizabeth A. Fetter	Director	June 29, 2021
Elizabeth A. Fetter

/s/ Jean H. Hlay	Director	June 29, 2021
Jean H. Hlay

/s/ Sidney Johnson	Director	June 29, 2021
Sidney Johnson

/s/ Ted D. Waitman	Director	June 29, 2021
Ted D. Waitman